Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 333-145589 and 333-145558) of Exterran Holdings, Inc. (formerly Hanover Compressor Company) of our report dated February 14, 2007 relating to the financial statements and financial statement schedule, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 3, 2009